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EXHIBIT 12.1

EDGE PETROLEUM CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

		Years Ended December 31,
	Three Months Ended March 31, 2005
		2004	2003	2002	2001	2000
Earnings Available for Fixed Charges
Income before income taxes and cumulative effect of accounting change	$7,300,846	$23,384,275	$7,439,007	$1,222,805	$7,257,590	$6,898,165
Fixed charges, excluding capitalized interest	78,435	615,824	811,615	397,769	388,319	321,483

	$7,379,281	$24,000,099	$8,250,622	$1,620,574	$7,645,909	$7,219,648

Fixed Charges
Interest and expense on indebtedness, excluding capitalized interest	$35,535	$473,534	$678,805	$227,759	$214,619	$171,783
Capitalized interest	223,918	701,654	244,503	623,413	24,402	399,277
Interest portion of rental expense	42,900	142,290	132,810	170,010	173,700	149,700

Total fixed charges	$302,353	$1,317,478	$1,056,118	$1,021,182	$412,721	$720,760

Ratio of Earnings to Fixed Charges	24.41	18.22	7.81	1.59	18.53	10.02

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  EXHIBIT 12.1
EDGE PETROLEUM CORPORATION CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES